Exhibit (f) (5)

REVOLVING CREDIT AGREEMENT

between

PATRIOT CAPITAL FUNDING, INC.

as the Borrower

and

PATRIOT PARTNERS, LP,

as the Lender

Dated as of February 11, 2003

REVOLVING CREDIT AGREEMENT

     REVOLVING CREDIT AGREEMENT, dated as of February 11, 2003 between PATRIOT PARTNERS, LP, a Bahamian limited partnership (together with its successors and permitted assigns, the “Lender”), and PATRIOT CAPITAL FUNDING, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”) (as amended, supplemented or otherwise modified from time to time, this “Agreement”).

     WHEREAS, the Borrower has requested the Lender to extend credit to it in order to enable it to borrow on and after the date hereof and at any time and from time to time prior to the Revolving Credit Termination Date a principal amount not in excess of an aggregate of $2,000,000 at any time outstanding; and

     WHEREAS, the Lender is willing to make such loan facilities available to the Borrower on the terms and subject to the conditions herein set forth;

     NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; ACCOUNTING TERMS

     Section 1.01 Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

     “Agreement” has the meaning assigned to such term in the introductory paragraph hereof. References to Articles, Sections, Exhibits and the like refer to the Articles, Sections, Exhibits and the like of this Agreement unless otherwise indicated.

     “Borrower” has the meaning assigned to such term in the introductory paragraph hereof.

     “Business Day” means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City.

     “Closing Date” means the date upon which the initial borrowing hereunder occurs.

     “Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

     “Default Rate” means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Lender under this Agreement that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to two percent (2.0%) per annum above the interest rate for such Loan as provided in Section 2.08(b).

     “Dollars” and the sign “$” mean lawful money of the United States of America.

     “Event of Default” has the meaning assigned to such term in Section 6.01.

     “GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

     “Knowledge” means, with respect to any Person, after reasonable inquiry, no information has come to the attention of such Person, which information has given or should reasonably have given such Person knowledge of facts contrary to the existence of or absence of such facts indicated.

     “Law” means, with respect to any Person, any statute, law, rule, regulation, ordinance, order, permit, license, writ, judgment, injunction, decree, determination, award or other restriction or requirement of any Governmental Authority applicable to such Person or its Property.

     “Material Adverse Effect” means any material adverse effect on (a) the business, profits, Properties or condition of the Borrower, (b) the ability of the Borrower to perform any of its material obligations under this Agreement and the Note, (c) the binding nature, validity or enforceability of any of this Agreement and the Note, (d) the ability of the Borrower to perform its obligations under this Agreement, the Note or the Security Agreement, which, in each case, arises from, or reasonably could be expected to arise from, any action or omission of action on the part of the Borrower or the occurrence of any event or the existence of any fact or condition in respect of the Borrower or any of its assets.

     “Material Agreement” means any indenture, loan or credit agreement, or any other agreement, lease or instrument, to which the Borrower is a party or by which the Borrower or any of its assets may be bound or affected.

     “Note” means the Revolving Credit Note.

     “Obligations” means the unpaid principal of and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any obligor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Note and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Note, the Security Agreement and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, guaranties, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to the Lender or otherwise.

     “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     “Revolving Credit Commitment” means the obligation of the Lender to make Revolving Credit Loans under this Agreement in the aggregate principal amount not to exceed $2,000,000, as such amount may be reduced or modified from time to time.

     “Revolving Credit Loans” has the meaning assigned to such term in Section 2.01.

     “Revolving Credit Note” means the promissory note issued by the Borrower substantially in the form of Exhibit A, dated the Closing Date, evidencing the Revolving Credit Loans made by the Lender hereunder and all promissory notes delivered in substitution or exchange therefor, as amended or supplemented or otherwise modified from time to time.

     “Revolving Credit Termination Date” means February 11, 2012.

     “Security Agreement” means the Security Agreement substantially in the form of Exhibit B to be executed and delivered by Borrower under the terms of this Agreement, as amended, supplemented or otherwise modified from time to time.

     ‘Termination Date” means the date on which all Obligations have been indefeasibly paid in full.

ARTICLE II

THE CREDIT

     Section 2.01 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, the Lender agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower at any time and from time to time from and including the Closing Date to but excluding the Revolving Credit Termination Date, in such amounts that the aggregate principal amount of such Loans at any one time outstanding does not exceed the amount of the Revolving Credit Commitment. After a demand for payment is made pursuant to Section 2.05, the Lender shall not be obligated to make any further Revolving Credit Loans under this Agreement.

     Section 2.02 The Note. The Revolving Credit Loans shall be evidenced by a single Revolving Credit Note in favor of the Lender.

     Section 2.03 Borrowing Procedures. The Borrower shall give the Lender notice of each borrowing to be made hereunder as provided in Section 2.06.

     Section 2.04 Optional Prepayments. The Borrower shall have the right to make prepayments of principal without penalty or premium at any time or from time to time. The Borrower may reborrow any amounts prepaid as provided herein at any time prior to the earlier of (a) a demand for payment is made pursuant to Section 2.05 or (b) the Revolving Credit Termination Date.

     Section 2.05 Demand. This is a demand loan and the Borrower may demand payment of all principal and unpaid interest accrued thereon at any time upon written notice to the Borrower.

     Section 2.06 Certain Notices. Notices by the Borrower to the Lender of each borrowing pursuant to Section 2.03, each prepayment pursuant to Section 2.04 (i) shall be irrevocable and (ii) in the case of borrowings and prepayments of, shall be effective only if received by the Lender not later than 11:00 a.m. New York, New York time on the same Business Day. The Notice of Borrowing for Revolving Credit Loans shall be substantially in the form attached hereto as Exhibit C.

     Section 2.07 Minimum Amounts. Except for borrowings which exhaust the full remaining amount of the Revolving Credit Commitments, or prepayments which result in the prepayment of all Loans, each borrowing or prepayment of principal of the Loans shall be in an amount not less than $100,000 in the aggregate.

     Section 2.08 Interest.

          (a) Subject to the other terms and conditions of this Agreement, interest on each Loan shall be calculated at (i) 11% per annum or (ii) the applicable federal rate determined under Code Section 1274(d) for short term instruments (the “Federal Rate”), whichever is higher.

          (b) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due. If an Event of Default shall exist, interest shall accrue on the outstanding principal amount of any Loan and any other amount payable by the Borrower hereunder or under the Note (including the amount of any interest due thereon) to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full or such Event of Default is cured or waived at the Default Rate.

          (c) Changes in the rate of interest resulting from changes in the Federal Rate, if applicable, shall take place immediately without notice or demand of any kind. Interest on each Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.

          (d) All accrued interest on any Loan shall be due and payable at the time of any payment of principal. In addition, all accrued interest shall be paid annually in arrears on December 31 of each year during the term of this Agreement, commencing on December 31, 2003; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Lender.

     Section 2.09 Payments Generally; Withholding. All payments under this Agreement and the Note shall be made by the Borrower to the Lender at TeeKay House, Bayside Executive Park, West Bay Street and Blake Road, PO Box AP59213, Nassau, Bahamas, or such other place as the Lender may from time to time specify in writing in lawful currency of the United States of America in immediately available funds, without counterclaim or set off, not later than 12:00 noon New York, New York time on the relevant dates specified herein (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day), unless the Lender agrees to accept payment by other means. If the due date of any payment under this Agreement or the Note would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension. Notwithstanding anything to the contrary contained herein, it is acknowledged by the Lender that the Borrower shall deduct and/or withhold from amounts payable to the Lender hereunder for taxes and other payments as required by the laws of the United States of America.

     All payments shall be applied first to the payment of all fees, expenses and other amounts due the Lender (excluding principal and interest), then to accrued interest, and the balance on account of outstanding principal; provided, however, that after the occurrence of a Default or an Event of Default, payments will be applied in the sole discretion of the Lender.

ARTICLE III

CONDITIONS PRECEDENT.

     Section 3.01 Conditions Precedent to All Loans. The obligations of the Lender to make any Loan and all other obligations of the Lender to the Borrower, are subject to the satisfaction of the following conditions precedent:

          (a) the Lender shall have received a timely notice as required by Section 2.03;

          (b) the representations and warranties of the Borrower contained in this Agreement shall be true and correct on the date of such Loan or performance of obligation as though made on and as of such date (provided that any representations and warranties which speak to a specific date shall remain true and correct as of such specific date);

          (c) all agreements and conditions required to be performed and complied with by the Borrower under this Agreement by such date shall have been performed and complied with to the satisfaction of the Lender and its counsel;

          (d) no Default or Event of Default shall have occurred and be continuing, or would occur as a result of the making of such Loan or the performance of such obligation.

     Section 3.02 Documentary Conditions Precedent to Initial Loans. The obligations of the Lender to make any initial Loan on the Closing Date, and all other obligations of the Lender to the Borrower are subject to the satisfaction of the following documentary conditions precedent:

     The Lender shall have, in form and substance satisfactory to it and its counsel:

          (a) Credit Agreement: received one counterpart of this Agreement, duly executed by the Borrower;

          (b) Note: received the Note, duly executed by the Borrower;

          (c) Security Agreement: received the Security Agreement, duly executed by the Borrower, together with the financing statements to be duly filed in each jurisdiction necessary to perfect the liens created by the Security Agreement;

          (d) Borrowing Notice: received for any initial Loans an initial borrowing notice of the Borrower relating to the Loans to be made on the Closing Date; and

          (e) Other Documents: received such other approvals, opinions and instruments,certificates and other documents as the Lender shall have requested in its sole discretion.

     Section 3.03 Additional Conditions Precedent.

     The obligations of the Lender to make any initial Loan on the Closing Date, and all other obligations of the Lender to the Borrower, are subject to the satisfaction of the following additional conditions precedent:

          (a) No Material Adverse Change: No Material Adverse Change: there shall have been no material adverse change in the financial condition or business condition or outlook of the Borrower;

          (b) Legal Matters: all legal matters incident to this Agreement and the Note and the transactions contemplated hereby and thereby shall be satisfactory to the Lender; and

          (c) Litigation: neither the Lender nor the Borrower is aware of (i) any material litigation commenced or threatened against the Borrower or (ii) any material liabilities of the Borrower not previously disclosed to the Lender.

     Section 3.04 Deemed Representations. Each notice of Borrowing hereunder and acceptance by the Borrower of the proceeds of such borrowing shall constitute a representation and warranty that the statements contained in Article IV are true and correct both on the date of such notice and, unless the Borrower otherwise notifies the Lender prior to such borrowing or issuance, as of the date of such borrowing or issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES.

     The Borrower hereby represents and warrants that:

     Section 4.01 Incorporation, Good Standing and Due Qualification. The Borrower is duly incorporated or formed, validly existing and in good standing under the laws of Delaware, has the corporate or other power and authority to own or lease its properties and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation or foreign entity and in good standing under the laws of each jurisdiction in which such qualification is required.

     Section 4.02 Corporate Power and Authority. The execution, delivery and performance by the Borrower of this Agreement, the Note and the Security Agreement and the borrowings and other extensions of credit hereunder are within the Borrower’s power and authority, have been duly authorized by all necessary corporate or partnership action and do not and will not: (a) contravene its certificate of incorporation or by-laws or other organization documents; (b) violate any provision of, or require any filing, registration, consent or approval under, any applicable Law (including, without limitation, Regulation T, Regulation U and Regulation X); (c) result in a breach of or constitute a default or require any consent under any Material Agreement; or (d) result in, or require, the creation or imposition of any lien, upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

     Section 4.03 Legally Enforceable Agreements. Each of this Agreement, the Note and the Security Agreement is, or when executed and delivered by the Borrower and the other parties thereto, will be, a legal, valid and binding obligation of the Borrower enforceable against it in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 4.04 No Violation. The Borrower is not:

          (a) in violation of its certificate of incorporation or by-laws or other formation documents, as the case may be;

          (b) in violation in any material respect of any applicable Law (including, without limitation, Regulation T, Regulation U and Regulation X);

          (c) in breach of or default under in any Material Agreement; or

          (d) in violation, breach or default of any Law or Agreement where such violation, breach or default, individually or in the aggregate, could reasonably be expected to result in

               (i) any restriction on its right to transact business or any restriction on its operations,

               (ii) the forfeiture or loss of any material property of the Borrower, or any substantial part thereof or interest therein, or

               (iii) any Material Adverse Effect.

     Section 4.05 Licenses, Approvals, etc. All material licenses, permits and other authorizations, and all material bonds, plans, consents to enter upon leased property and other filings, required by applicable Law or any effective restrictive covenant to be obtained or made in order to permit the operation and conduct of the businesses of the Borrower as now operated and conducted or proposed to be operated and conducted have been obtained or made, except for any such authorizations or filings which are not currently so required and which, in the reasonable judgment of the Borrower, can be obtained or made in the ordinary course of business prior to the time so required without material cost or any significant delay.

     Section 4.06 Taxes. All taxes, assessments, fees and other governmental charges upon the Borrower, or upon any of its assets, business, income, profits or franchises, which are due and payable have been paid, except to the extent permitted by Section 5.07. The Borrower has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP. To the Knowledge of the Borrower, there are no proposed assessments for additional taxes, assessments, fees and other governmental charges for any period.

     Section 4.07 Offer of Notes. Neither the Borrower nor anyone acting on its behalf has directly or indirectly offered the Note, or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect of any of the same with, anyone other than the Lender. Neither the Borrower nor anyone acting on its behalf will directly or indirectly take any action which would subject the issue of the Notes to the registration provisions of the Securities Act of 1933, as amended.

ARTICLE V

AFFIRMATIVE COVENANTS.

     So long as any Obligation shall remain unpaid or the Lender shall have any Revolving Credit Commitment, the Borrower shall:

     Section 5.01 Maintenance of Existence; Preservation of Rights, Licenses etc.

          (a) Preserve and maintain its corporate or partnership existence and good standing in the jurisdiction of its incorporation or formation, and qualify and remain qualified as a foreign corporation or limited liability company in each jurisdiction in which such qualification is required.

          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks, service marks and trade names material to the conduct of its business.

     Section 5.02 Conduct of Business. Continue to engage in its business as presently conducted or proposed to be conducted.

     Section 5.03 Maintenance of Properties. Maintain, keep and preserve all of its properties necessary or useful in the conduct of its business in good working order and condition, ordinary wear, tear and obsolescence excepted.

     Section 5.04 Maintenance of Records. Keep in accordance with GAAP adequate records and books of account in which true and correct entries will be made reflecting all financial transactions and the assets and business of the Borrower. Except with the prior written consent of the Lender, keep the books and records of the Borrower at 61 Wilton Road, Westport, CT 06880.

     Section 5.05 Maintenance of Insurance. Without limiting any obligation under this Agreement, maintain insurance with financially sound and reputable insurance companies.

Maintain casualty insurance policies covering all of its assets. All insurance shall be in amounts, cover such risks, and have such deductibles as is customary for reputable companies engaged primarily in the same business as the Borrower.

     Section 5.06 Compliance with Laws. Comply in all material respects with all applicable Laws (including, without limitation, all applicable environmental and tax withholding laws).

     Section 5.07 Payment of Taxes and Claims. File all United States federal income tax returns and all other foreign, state and local tax returns which are required to be filed by it, and pay all taxes shown as due thereon, prior to the date on which any material penalties would attach thereto and pay and discharge any assessments or governmental charges imposed in connection therewith, together with all other lawful claims and obligations for labor, materials and supplies or otherwise; provided, that the Borrower shall not be required to pay any such tax, assessment, charge or claim that are being contested by the Borrower in good faith by appropriate proceedings, diligently prosecuted, provided that, at the time of the commencement and during the pendency of such proceedings (i) no Default or Event of Default shall exist and be continuing, (ii) adequate reserves have been established on the Borrower’s books in accordance with GAAP (including reserves for any penalty for late payment) and (iii) such non-payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, the Borrower shall pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of any applicable law.

ARTICLE VI

EVENTS OF DEFAULT

     Section 6.01 Events of Default. Any of the following events shall be an “Event of Default”:

          (a) the Borrower shall fail to pay the principal of, or interest on, the Note on or before the date when due and payable;

          (b) any representation or warranty made or deemed made by the Borrower in this Agreement or which is contained in any written certificate, document, opinion, financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished;

          (c) the Borrower generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally; the Borrower commences a voluntary case concerning it under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower under the Bankruptcy Code and an order for relief is entered or the petition is controverted but remains undismissed for thirty (30) days after the commencement of the case; or the Borrower commences any other proceeding under any reorganization, arrangement, readjustment of debt, relief of debtors, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower; or there is commenced against the Borrower in a court of competent jurisdiction any such proceeding which is consented to or acquiesced in by the Borrower or which remains undismissed for a period of thirty (30) days after the commencement thereof; or the Borrower consents to the appointment pursuant to a decree or order of a court in any such proceeding of a custodian (as defined in the Bankruptcy Code) for, or to take charge of, all or substantially all of its property or the Borrower suffers any such appointment by a court of competent jurisdiction to continue undischarged or unstayed for a period of thirty (30) days after such appointment; or the Borrower makes a general assignment for the benefit of creditors; or the Borrower takes any action authorizing the taking of any of the foregoing actions to be taken by it; and

          (d) the Security Agreement shall at any time after its execution and delivery and for any reason cease: (i) to create a valid and perfected security interest in the Collateral (as defined therein) or (ii) be in full force and effect or shall be deemed null and void, or the validity or enforceability thereof be contested by Borrower or Borrower shall fail to perform any of its obligations thereunder.

     Section 6.02 Remedies. Upon the occurrence of an Event of Default under Section 6.01(c), the entire principal of and unpaid accrued interest thereon on the Note shall immediately become due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices or further actions of any kind, all of which are hereby expressly waived by Borrower. If any other Event of Default shall occur and is continuing, the Lender, by notice to the Borrower, may

          (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate; and/or

          (b) declare the outstanding principal of the Note, all interest thereon and all other amounts payable under this Agreement and the Note to be forthwith due and payable, without presentment, demand, protest or further notice or actions of any kind, all of which are hereby expressly waived by Borrower.

ARTICLE VII

MISCELLANEOUS

     Section 7.01 Amendments and Waivers; Remedies Cumulative. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower and the Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     Section 7.02 Usury. All agreements between Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lender for the use or the forbearance of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement or any Note shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of Borrower and the Lender in the execution, delivery and acceptance of this Agreement to contract in strict compliance with the laws of New York State from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or the Note at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and the Lender.

     Section 7.03 Expenses; Indemnification. The Borrower shall pay on demand all expenses of the Lender in connection with the preparation, negotiation, administration, default, collection, waiver or amendment of this Agreement, the Note, the Security Agreement, and any other document prepared in connection herewith or therewith, or in connection with the Lender’s exercise, preservation or enforcement of any of its rights, remedies or options hereunder, including, without limitation, fees of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate) and be an obligation secured by any collateral. The Borrower shall reimburse the Lender for all out-of-pocket costs expenses and charges (including, without limitation, reasonable fees and charges of legal counsel for the Lender) in connection with the enforcement or preservation of any rights or remedies hereunder (including, without limitation, in connection with any restructuring or insolvency or bankruptcy proceeding). The Borrower agrees to indemnify the Lender and its respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or out-of-pocket expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) arising out of or relating to this Agreement, the Note, the Security Agreement or to any actual or proposed use by any Borrower of the proceeds of the Loans or other extensions of credit hereunder or to the performance or enforcement of this Agreement, the Note, the Security Agreement, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings.

     Section 7.04 Survival. The obligations of the Borrower under Sections 7.03 and 7.10 shall survive the repayment of the Loans and the termination of the Commitments and continue after the Termination Date.

     Section 7.05 Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

               (a) if to the Borrower, to:

Patriot Capital Funding, Inc.
61 Wilton Road
Westport, CT 06880

               (b) if to the Lender, to:

Patriot Partners, LP
TeeKay House, Bayside Executive Park
West Bay Street and Blake Road
PO Box AP59213
Nassau, Bahamas

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.05 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.05.

     Section 7.06 JURISDICTION; IMMUNITIES. (a) EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE OR ANY OTHER FACILITY DOCUMENT, AND EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 7.05. EACH OF THE BORROWER AND THE LENDER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH OF THE BORROWER AND THE LENDER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. THE BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE LENDER

SHALL BE BROUGHT ONLY IN A NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY.

          (b) EACH OF THE BORROWER AND THE LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE NOTE CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THIS AGREEMENT AND THE NOTE, AND AGREE THAT NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EXCEPT AS PROHIBITED BY LAW THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDER TO ACCEPT THIS AGREEMENT AND MAKE THE LOANS AND OTHER EXTENSIONS OF CREDIT HEREUNDER.

          (c) Nothing in this Section 7.06 shall affect the right of the Borrower, the Lender to serve legal process in any other manner permitted by law or affect the right of the Lender to bring any action or proceeding against the Borrower or any of its assets in the courts of any other jurisdictions.

          (d) To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or any of its assets, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement or the Note.

     Section 7.07 Table of Contents; Headings. The table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

     Section 7.08 Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

     Section 7.09 Integration. This Agreement and the Note set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

     Section 7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

     Section 7.11 Replacement Notes, Etc. Upon receipt of an affidavit of an officer of the Lender as to the loss, theft, destruction or mutilation of the Note or any other security documents which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of the Note or other security document, the Borrower will issue, in lieu thereof, a replacement note or other security document in the same principal amount thereof and other wise of like tenor.

     Section 7.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

Patriot Capital Funding, Inc.

By:	/s/ ALAN B. OFFENBERG

Name: ALAN B. OFFENBERG
Title: President

LENDER:

Patriot Partners, LP
By: NAVCO Management, Inc., Its General Partner

By:

Name:
Title: